                                                                    EXHIBIT 99.1


FOR RELEASE:   IMMEDIATELY


       ARCO CHEMICAL COMPANY REACHES AGREEMENT FOR REDUCED ARCO OWNERSHIP


   HIGHLIGHTS

   .   ARCO OWNERSHIP IN ACC TO BE REDUCED FROM 82% TO 50%

   .   SIGNIFICANT INCREASE IN PUBLIC FLOAT OF ACC STOCK

   .   STOCK REPURCHASE BY ACC FROM ARCO

   .   ACCRETIVE TO PRO FORMA FIRST QUARTER 1998 EARNINGS PER SHARE



       Newtown Square, PA, June 3, 1998 -- ARCO Chemical Company (NYSE:RCM) announced that it plans to repurchase from Atlantic Richfield Company (NYSE:ARC) up to $850 million in common stock as part of an initiative undertaken by ARCO to reduce its ownership in ARCO Chemical from 82% to 50%. In addition to the stock repurchase, ARCO Chemical intends to file with the SEC for a public offering of approximately 26 million shares of ARCO Chemical common stock owned by Atlantic Richfield, which includes a 10% over-allotment option. The actual number of shares to be sold to the public and the number of shares to be repurchased by ARCO Chemical will be determined at the time of the offering. If the over-allotment option is exercised in full, the amount of stock to be repurchased will be reduced to approximately $600 million. The price at which ARCO Chemical will purchase stock from Atlantic Richfield will be equal to the public offering price. The stock repurchase is contingent upon the successful completion of the public offering. The transaction is currently expected to close in the third quarter of 1998.

       Commenting on the transaction, Marvin O. Schlanger, President and Chief Executive Officer of ARCO Chemical Company, said, "We believe this is excellent news for our shareholders. It will provide additional float for our stock, thus opening a larger universe of potential shareholders. Furthermore, we believe the stock repurchase from Atlantic Richfield represents an attractive opportunity for our Company."

       "The repurchase, had it occurred in the first quarter, would have been accretive to our earnings per share," said Walter Tusinski, Senior Vice President and Chief Financial Officer. ARCO Chemical intends to finance the share repurchase with debt. "While this will require more financial leverage than we have had in the past, we are confident of our ability to execute our 5-year $1.6 billion capital plan while maintaining our $2.80 per share annual dividend," said Tusinski.

       The $1.6 billion capital plan builds on ARCO Chemical's leadership position in propylene oxide (PO) and derivatives and includes the PO/styrene monomer (PO-11) plant under construction in Rotterdam and the adjacent world-scale butanediol (BDO) plant as well as a number of cost-effective expansions of existing facilities. The Company will continue to commercialize its Impact technology for urethanes and will also continue its Manufacturing Excellence Initiative. The $1.6 billion plan is 30% less than the $2.3 billion program previously announced. "The Company has become more efficient in the use of capital and more disciplined in the selection of investments. For example, capital for future polyols expansion will be about 25 percent of the company's historical costs for such polyols investment," Schlanger explained.

       "While we recognize that this transaction will require stronger financial discipline and a continued relentless focus on efficiency," Schlanger concluded, "we believe the end result will be a more independent and competitive company with broader options for building shareholder value."

       ARCO Chemical Company is a leading worldwide manufacturer and marketer of propylene oxide and derivatives and other intermediate chemicals. Its products are used in a wide range of consumer and industrial goods, including automotive components, cushioning, paints and coatings, plastics, home furnishings and reformulated gasoline.

       ARCO Chemical has scheduled a conference call for today, June 3, at 2:00 Eastern time. Hosting the call will be Marvin O. Schlanger, President and Chief Executive Officer, Walter J. Tusinski, Sr. Vice President and Chief Financial Officer, and Sami Ahmad, Manager, Investor Relations. To participate, please dial (612) 288-0318 ten minutes before the conference is scheduled to begin. A replay will be available Wednesday afternoon, June 3,
   at 5:00 P.M. ONLY.   To access the replay, dial 800-475-6701 (domestic) or
   320-365-3844 (international), access code: 392997.

                                   # # # # #


       A registration statement relating to the common shares will be filed with the Securities and Exchange Commission. These securities may not be sold nor may offers to buy be accepted prior to the time the registration statement becomes effective. This release shall not constitute an offer to sell or the solicitation of an offer to buy nor shall there be any sale of these securities in any State in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such State.

     Except for historical facts, the matters discussed in this press release concerning the company's outlook and business plans and the consummation of the public offering and stock repurchase are forward-looking statements. Since these statements are based on certain assumptions and involve risks and uncertainties, they are subject to change at any time. Actual results could differ materially from expected results based on numerous factors, including changes in market prices, market demand, raw material costs or supply arrangements; the effect of the additional borrowings for the stock repurchase on the Company, including its capital expenditures and dividends; increased costs of operation; loss of business from major customers; unanticipated expenses; changes in financial markets, interest rates, and capital market conditions; changes in general economic, business and industry conditions; increased competition; the Company's ability to implement cost reductions; the timing and scope of technological advances by the Company or its competitors; the Company's ability to complete construction projects on schedule; adverse developments in foreign markets; environmental or other regulatory developments; legislative changes; and other risks detailed in the registration statement relating to the secondary offering by ARCO or reflected from time to time in the company's filings with the Securities and Exchange Commission, including the company's Report on Form 10-Q for the quarterly period ended June 30, 1997.


For further information, contact:

     Sami Ahmad, Investor Relations (610) 359-3171 or

     Sallie D. Anderson, Media Relations (610) 359-5773.